Exhibit 99.1

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30, 2016

HOUSTON, Texas – October 27, 2016 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2016.  The Company reported a net loss of $84.1 million, or $0.58 per share, for the third quarter of 2016, compared to a net loss of $226 million, or $1.54 per share, for the quarter ended September 30, 2015.  Revenues for the third quarter of 2016 were $206 million, compared to $422 million for the third quarter of 2015.

For the nine months ended September 30, 2016, the Company reported a net loss of $241 million, or $1.65 per share, compared to a net loss of $236 million, or $1.61 per share, for the nine months ended September 30, 2015.  Revenues for the nine months ended September 30, 2016, were $669 million, compared to $1.6 billion for the same period in 2015.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our rig count in the United States has steadily improved on a monthly basis since May.  For the third quarter, our average rig count improved to 60 rigs in the United States and two rigs in Canada, up from the second quarter average of 55 rigs in the United States and less than one rig in Canada.  For the month of October 2016, we expect our average rig count will be 63 rigs in the United States and two rigs in Canada.”

Mr. Hendricks added, “We recognized $1.1 million of revenues related to early contract terminations in our drilling business during the third quarter.  These early termination revenues positively impacted our total average rig revenue per day of $21,870 by $200.  Excluding early termination revenue, total average rig revenue per day during the third quarter would have been $21,670 compared to $21,980 in the second quarter.

“Total average rig operating costs per day during the third quarter increased to $13,180 from $12,770 in the second quarter due to a decrease in the proportion of rigs on standby.  Total average rig margin per day, excluding the positive impact from early termination revenues in both the second and third quarters, decreased to $8,490 during the third quarter, from $9,210 during the second quarter.

“As of September 30, 2016, we had term contracts for drilling rigs providing for approximately $464 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 43 rigs operating under term contracts during the fourth quarter, and an average of 32 rigs operating under term contracts during 2017.

“In pressure pumping, revenues increased 5.7% sequentially to $78.2 million in the third quarter from $74.0 million due to increased product sales and higher activity levels.  The increase in product sales was related primarily to a shift in our activity as we supplied the proppant for a higher proportion of our total activity.  Pressure pumping gross margin as a percentage of revenues decreased to 1.2% during the third quarter from 6.0% in the second quarter due primarily to higher than expected costs associated with equipment maintenance.

“During the third quarter we closed the previously announced acquisition of Warrior Rig Ltd., a company known in the industry for developing innovative solutions in drilling rig technology.  This acquisition enhances our technology portfolio and engineering capabilities, especially in the area of high-torque top drives and other pipe handling equipment.  We will expand the Warrior top drive service center in the United States, increasing their capacity to service top drives manufactured by both Warrior and third parties.  This expansion provides a platform to service and recertify top drives in order to more efficiently and cost effectively maintain our existing fleet,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We believe our industry has begun the initial stages of the recovery process, which began with smaller operators picking up rigs to drill less service intensive wells.  We believe the market has transitioned in favor of higher-spec rigs, and we are encouraged by the recent increase in demand that is increasing utilization for this class of rig, especially in markets such as the Permian Basin.  Overall, we believe the market for higher-spec rigs has appreciably tightened.”

Mr. Siegel added, “I would like to welcome the highly talented group of people from Warrior into the Patterson-UTI family.  We are very excited to have expanded our drilling technology position with the many innovative technologies that the Warrior team has in their portfolio,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, to be paid on December 22, 2016, to holders of record as of December 8, 2016.

The financial results for the three months ended September 30, 2015 include non-cash pretax charges totaling $280 million related to the impairment of all goodwill associated with the Company’s pressure pumping business, the write-down of equipment, and the impairment of certain oil and natural gas properties.  For the nine months ended September 30, 2015, the financial results also include pretax charges of $19.7 million related to a legal settlement and the impairment of certain oil and gas properties during the first six months of 2015.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended September 30, 2016, is scheduled for today, October 27, 2016, at 9:00 a.m. Central Time. The dial-in information for participants is 866-841-7265 (Domestic) and 704-908-0463 (International).  The passcode for both numbers is 72622600.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada.  Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; decline in, and ability to realize, backlog; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; governmental regulation; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company's web site at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES	$206,133	$422,251	$668,979	$1,552,711
COSTS AND EXPENSES
Direct operating costs	153,584	277,834	459,384	1,005,550
Depreciation, depletion, amortization and impairment	163,464	332,151	511,209	689,457
Impairment of goodwill	—	124,561	—	124,561
Selling, general and administrative	16,612	18,582	51,671	58,335
Other operating (income) expense, net	(4,118)	(1,362)	(10,285)	4,984

Total costs and expenses	329,542	751,766	1,011,979	1,882,887

OPERATING LOSS	(123,409)	(329,515)	(343,000)	(330,176)

OTHER INCOME (EXPENSE)
Interest income	63	323	273	924
Interest expense	(10,244)	(9,254)	(31,722)	(27,044)
Other	19	16	52	16

Total other expense	(10,162)	(8,915)	(31,397)	(26,104)

LOSS BEFORE INCOME TAXES	(133,571)	(338,430)	(374,397)	(356,280)
INCOME TAX BENEFIT	(49,428)	(112,452)	(133,885)	(120,452)

NET LOSS	$(84,143)	$(225,978)	$(240,512)	$(235,828)

NET LOSS PER COMMON SHARE
Basic	$(0.58)	$(1.54)	$(1.65)	$(1.61)
Diluted	$(0.58)	$(1.54)	$(1.65)	$(1.61)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	146,326	145,662	146,014	145,317
Diluted	146,326	145,662	146,014	145,317
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.10	$0.14	$0.30

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Contract Drilling:
Revenues	$123,684	$261,817	$407,578	$951,616
Direct operating costs	$74,517	$136,718	$219,218	$503,376
Margin (1)	$49,167	$125,099	$188,360	$448,240
Selling, general and administrative	$1,301	$1,599	$4,538	$4,457
Depreciation, amortization and impairment	$115,652	$254,756	$357,153	$497,215
Operating income (loss)	$(67,786)	$(131,256)	$(173,331)	$(53,432)

Operating days – United States	5,477	9,702	16,862	35,593
Operating days – Canada	178	365	446	1,205
Operating days – Total	5,655	10,067	17,308	36,798

Average revenue per operating day – United States	$21.75	$25.99	$23.46	$25.88
Average direct operating costs per operating day – United States	$13.10	$13.38	$12.43	$13.46
Average margin per operating day – United States (1)	$8.65	$12.60	$11.04	$12.41
Average rigs operating – United States	60	105	62	130

Average revenue per operating day – Canada	$25.74	$26.60	$26.73	$25.40
Average direct operating costs per operating day – Canada	$15.57	$18.86	$21.74	$20.03
Average margin per operating day – Canada (1)	$10.17	$7.74	$4.99	$5.36
Average rigs operating – Canada	2	4	2	4

Average revenue per operating day – Total	$21.87	$26.01	$23.55	$25.86
Average direct operating costs per operating day – Total	$13.18	$13.58	$12.67	$13.68
Average margin per operating day – Total (1)	$8.69	$12.43	$10.88	$12.18
Average rigs operating – Total	61	109	63	135

Capital expenditures	$17,551	$111,514	$46,001	$422,876

Pressure Pumping:
Revenues	$78,165	$154,407	$248,428	$580,752
Direct operating costs	$77,221	$138,597	$234,580	$494,078
Margin (2)	$944	$15,810	$13,848	$86,674
Selling, general and administrative	$2,926	$4,019	$8,844	$13,463
Depreciation, amortization and impairment	$44,587	$70,694	$141,557	$165,874
Goodwill impairment	$—	$124,561	$—	$124,561
Operating loss	$(46,569)	$(183,464)	$(136,553)	$(217,224)

Fracturing jobs	84	137	241	501
Other jobs	226	517	556	1,670
Total jobs	310	654	797	2,171

Average revenue per fracturing job	$906.42	$1,081.14	$1,005.81	$1,108.22
Average revenue per other job	$8.96	$12.17	$10.84	$15.29
Average revenue per total job	$252.15	$236.10	$311.70	$267.50
Average costs per total job	$249.10	$211.92	$294.33	$227.58
Average margin per total job (2)	$3.05	$24.17	$17.38	$39.92
Margin as a percentage of revenues (2)	1.2%	10.2%	5.6%	14.9%

Capital expenditures and acquisitions	$8,330	$29,409	$27,662	$169,228

Oil and Natural Gas Production and Exploration:
Revenues – Oil	$3,519	$5,278	$10,932	$18,233
Revenues – Natural gas and liquids	$765	$749	$2,041	$2,110
Revenues – Total	$4,284	$6,027	$12,973	$20,343
Direct operating costs	$1,846	$2,519	$5,586	$8,096
Margin (3)	$2,438	$3,508	$7,387	$12,247
Depletion	$1,651	$3,434	$5,987	$12,941
Impairment of oil and natural gas properties	$205	$1,898	$2,406	$9,323
Operating income (loss)	$582	$(1,824)	$(1,006)	$(10,017)

Capital expenditures	$2,401	$2,890	$5,621	$14,094

Corporate and Other:
Selling, general and administrative	$12,385	$12,964	$38,289	$40,415
Depreciation	$1,369	$1,369	$4,106	$4,104
Other operating (income) expense, net	$(4,118)	$(1,362)	$(10,285)	$4,984

Capital expenditures	$395	$774	$1,227	$2,022
Total capital expenditures	$28,677	$144,587	$80,511	$608,220

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	September 30,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2016	2015
Cash and cash equivalents	$36,972	$113,346
Current assets	$280,293	$486,536
Current liabilities	$236,391	$307,649
Working capital	$43,902	$178,887
Current portion of long-term debt	$—	$63,267
Borrowings under revolving credit facility	$15,000	$—
Other long-term debt	$598,351	$787,900

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(84,143)	$(225,978)	$(240,512)	$(235,828)
Income tax benefit	(49,428)	(112,452)	(133,885)	(120,452)
Net interest expense	10,181	8,931	31,449	26,120
Depreciation, depletion, amortization and impairment	163,464	332,151	511,209	689,457
Impairment of goodwill	—	124,561	—	124,561

Adjusted EBITDA	$40,074	$127,213	$168,261	$483,858

Total revenue	$206,133	$422,251	$668,979	$1,552,711
Adjusted EBITDA margin	19.4%	30.1%	25.2%	31.2%

Adjusted EBITDA by operating segment:
Contract drilling	$47,866	$123,500	$183,822	$443,783
Pressure pumping	(1,982)	11,791	5,004	73,211
Oil and natural gas	2,438	3,508	7,387	12,247
Corporate and other	(8,248)	(11,586)	(27,952)	(45,383)

Consolidated Adjusted EBITDA	$40,074	$127,213	$168,261	$483,858

(1)

Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Impact of Early Termination Revenues

(unaudited, dollars in thousands)

	2016
	Third	Second
	Quarter	Quarter
Contract drilling revenues	$123,684	$115,235
Operating days - Total	5,655	4,996
Average revenue per operating day - Total	$21.87	$23.07
Early termination revenues - Total	$1,139	$5,419
Early termination revenues per operating day - Total	$0.20	$1.08
Average revenue per operating day excluding early termination revenues - Total	$21.67	$21.98
Direct operating costs - Total	$74,517	$63,803
Average direct operating costs per operating day - Total	$13.18	$12.77
Average margin per operating day excluding early termination revenues - Total	$8.49	$9.21

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2016
	Third	Second
	Quarter	Quarter

Pressure pumping revenues	$78,165	$73,950
Direct operating costs	77,221	69,546
Margin	944	4,404
Selling, general and administrative	2,926	3,029
Adjusted EBITDA	$(1,982)	$1,375
Margin as a percentage of revenues	1.2%	6.0%

PATTERSON-UTI ENERGY, INC.

Impact of Deferred Financing Costs Write-Off

(unaudited, in thousands, except per share data)

Three Months Ended
September 30, 2016

Net loss as reported	$(84,143)

Write-off of deferred financing costs - before taxes	1,375
Effective tax rate	37.0%
After-tax amount	866
Pro-forma net loss without charge	$(83,277)

Weighted average number of common share outstanding	146,326
Pro-forma net loss per share - diluted	$(0.57)